CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 14, 2014, relating to the financial statements and financial highlights of Probabilities VIT Fund, a series of the Northern Lights Variable Trust, for the period ended December 31, 2013, and to the references to our firm under the headings “Financial Highlights” in each Prospectus and “Policies and Procedures for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

April 22, 2014